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                    EMPLOYMENT TERM SHEET FOR JAMES W. MCLANE

STATUS. On February 1, 2001 ("Succession Date"), James W. McLane ("McLane") shall assume the position and responsibilities of President and CEO of HealthAxis.com, Inc., and shall also serve as a Director and member of the Executive Committee of the Board of Directors. In the event the merger (the "Merger") of HealthAxis into and with a wholly owned subsidiary of HealthAxis Inc. ("HAXS") is not consummated, then HealthAxis shall be solely responsible for all terms of employment hereunder. Upon consummation of the Merger, both HealthAxis and HAXS shall be jointly and severally responsible for all terms of employment hereunder.

EMPLOYMENT AT WILL. McLane's employment is on an "at-will" basis for no definite time period, and may be terminated for any non-discriminatory reason at any time without notice or cause.

SALARY & BONUS COMPENSATION. McLane shall be paid at an annual salary rate of $325,000, which will be reviewed by the Board of Directors annually. McLane shall also be eligible to participate in any incentive compensation plan adopted by the company, with a bonus target equal to 50% of annual base salary.

BENEFITS. McLane shall not receive the standard employee health benefits package, but may participate in the Company's long term disability, AD&D, group term life, and 401(k).

BUSINESS RELATED EXPENSES. McLane shall be reimbursed for all reasonable and necessary HealthAxis business-related expenses incurred by McLane.

AUTOMOBILE. No company-paid automobile will be provided, however the Company shall reimburse McLane for reasonable and necessary business-related travel and transportation expenses.

APARTMENT. Company shall provide McLane with a company-paid apartment in Dallas, Texas at a reasonable and necessary rental rate for use during his service to the Company.

OPTIONS. McLane shall be granted 550,000 Incentive Stock Options in HealthAxis.com, Inc. at an exercise price of $4.00 per share with an expiration date five (5) years from the grant date. Of the 550,000 options, 250,000 shall vest immediately. These options for HealthAxis common stock and any shares of HealthAxis common stock issued upon exercise of these options shall convert, in the event of the Merger is consummated, into options for or shares of HAXS common stock, in the same manner and at the same exchange ratio as all other HealthAxis stock and options. Of the remaining 300,000 balance, so long as McLane continuously serves as an employee, director or consultant of HealthAxis, 75,000 shall vest on the grant anniversary date each year for four (4) years beginning on the first anniversary date of grant. The vesting of the options shall accelerate in full if there is a change in control of the Company as defined in the HealthAxis 1998 Stock Option Plan or if McLane is not retained as CEO and is asked to leave the Board, unless such termination or removal was for cause.

Offered, Accepted and Agreed to this 29th day of December, 2000.

                                                 HealthAxis.com, Inc.

 /s/ James W. McLane                              /s/ Michael Ashker
---------------------------                      -------------------------------
James W. McLane                                  Michael Ashker, President & CEO


Accepted and Agreed to, this 29th day of December, 2000, with all obligations contemplated herein contingent upon consummation of the Merger.


HealthAxis Inc.

By: /s/ Michael Ashker
   ------------------------
   Michael Ashker
   President and CEO